Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2019

Company to Host Quarterly Conference Call at 9:00 A.M. ET on October 31, 2019
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - October 30, 2019: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2019.

($ in thousands, except for per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2019	2018	Change	2019	2018	Change
Gross premiums written	$317,184	$295,935	7.2%	$1,085,505	$960,214	13.0%
Gross premiums earned	$344,683	$303,956	13.4%	$986,521	$872,547	13.1%
Net premiums earned	$192,920	$171,330	12.6%	$564,046	$507,536	11.1%
Total revenues	$207,598	$187,652	10.6%	$614,695	$542,853	13.2%
Earnings before income tax	$(36,074)	$(15,870)	(127.3)%	$(27,346)	$15,177	(280.2)%
Net income (loss) attributable to UIHC	$(28,280)	$(11,708)	(141.5)%	$(21,714)	$11,361	(291.1)%
Net income (loss) available to UIHC common stockholders per diluted share	$(0.66)	$(0.27)	(144.4)%	$(0.51)	$0.27	(288.9)%

Reconciliation of net income (loss) to core income (loss):
Plus: Non-cash amortization of intangible assets	$1,326	$1,365	(2.9)%	$4,030	$12,555	(67.9)%
Less: Net realized gains (losses) on investment portfolio	$18	$(447)	104.0%	$186	$(674)	127.6%
Less: Unrealized gains on equity securities	$2,609	$6,109	(57.3)%	$15,519	$5,046	207.6%
Less: Net tax impact(1)	$(359)	$(1,074)	66.6%	$(3,220)	$2,046	(257.4)%
Core income (loss)(2)	$(29,222)	$(14,931)	(95.7)%	$(30,169)	$17,498	(272.4)%
Core income (loss) per diluted share(2)	$(0.68)	$(0.35)	(94.3)%	$(0.71)	$0.41	(273.2)%

Book value per share				$11.93	$12.33	(3.2)%
(1) In order to reconcile net income (loss) to the core income (loss) measure, we included the tax impact of all adjustments using the effective rate at the end of each period.
(2) Core income (loss) and core income (loss) per diluted share, measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"We recorded solid improvements in our underlying loss and combined ratios during the quarter, while continuing to grow our book at an annualized rate of over 10%," said John Forney, President & CEO of UPC Insurance. "However, we booked over $1.00 per share in after-tax CAT losses from a combination of current and prior year events, which explains our poor results. We're still in strong financial shape and I'm confident that the rate and underwriting actions working their way through our book will enable us to finish strong this year and into 2020."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss) attributable to UIHC	$(28,280)	$(11,708)	$(21,714)	$11,361
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	(21.3)%	(8.8)%	(5.5)%	2.8%

Core income (loss)	$(29,222)	$(14,931)	$(30,169)	$17,498
Core return on equity (1)(2)	(22.0)%	(11.2)%	(7.6)%	4.4%
(1) Return on equity for the three and nine months ended September 30, 2019 and 2018 is calculated on an annualized basis by dividing the net income (loss) or core net income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019	2018	Change		2019	2018	Change
Loss ratio, net(1)	76.8%	70.4%	6.4	pts	65.4%	56.4%	9.0	pts
Expense ratio, net(2)	48.3%	47.0%	1.3	pts	47.1%	46.1%	1.0	pts
Combined ratio (CR)(3)	125.1%	117.4%	7.7	pts	112.5%	102.5%	10.0	pts
Effect of current year catastrophe losses on CR	26.0%	20.2%	5.8	pts	13.8%	11.5%	2.3	pts
Effect of prior year unfavorable (favorable) development on CR	6.3%	(1.6)%	7.9	pts	5.9%	(0.8)%	6.7	pts
Underlying combined ratio(4)	92.8%	98.8%	(6.0	) pts	92.8%	91.8%	1.0	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Financial Results

Net loss attributable to the Company for the third quarter of 2019 was $28.3 million, or $0.66 per diluted share, compared to $11.7 million, or $0.27 per diluted share, for the third quarter of 2018. The increase in net loss was primarily due to an increase in loss and loss adjustment expenses (LAE) during the third quarter of 2019 compared to the third quarter of 2018.

The Company's total gross written premium increased by $21.3 million, or 7.2%, to $317.2 million for the third quarter of 2019, from $295.9 million for the third quarter of 2018, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended September 30,
	2019	2018	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$157,278	$141,524	$15,754	11.1%
Gulf	62,970	58,632	4,338	7.4
Northeast	55,665	50,695	4,970	9.8
Southeast	32,047	27,854	4,193	15.1
Total direct written premium by region	307,960	278,705	29,255	10.5%
Assumed premium (2)	9,224	17,230	(8,006)	(46.5)
Total gross written premium by region	$317,184	$295,935	$21,249	7.2%

Gross Written Premium by Line of Business
Personal property	$259,187	$240,456	$18,731	7.8%
Commercial property	57,997	55,479	2,518	4.5
Total gross written premium by line of business	$317,184	$295,935	$21,249	7.2%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2019 and 2018 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $27.5 million, or 22.8%, to $148.1 million for the third quarter of 2019, from $120.6 million for the third quarter of 2018. Loss and LAE expense as a percentage of net earned premiums increased 6.4 points to 76.8% for the third quarter of 2019, compared to 70.4% for the third quarter of 2018. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the third quarter of 2019 would have been 24.9%, a decrease of 4.3 points from 29.2% during the third quarter of 2018.

Policy acquisition costs increased by $7.6 million, or 14.0%, to $61.8 million for the third quarter of 2019, from $54.2 million for the third quarter of 2018. The primary driver of the increase in costs was an increase in agent commissions which were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating and underwriting expenses increased by $1.2 million, or 10.9%, to $12.2 million for the third quarter of 2019, from $11.0 million for the third quarter of 2018, primarily due to increased investments in technology.

General and administrative expenses increased by $3.7 million, or 24.0%, to $19.1 million for the third quarter of 2019, from $15.4 million for the third quarter of 2018, primarily due to an increase in salaries and related benefits as the number of personnel has increased and an increase in amortization expense related to our capitalized software.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019	2018	Change		2019	2018	Change
Loss and LAE	$148,125	$120,552	$27,573		$368,924	$286,393	$82,531
% of Gross earned premiums	43.0%	39.7%	3.3	pts	37.4%	32.8%	4.6	pts
% of Net earned premiums	76.8%	70.4%	6.4	pts	65.4%	56.4%	9.0	pts
Less:
Current year catastrophe losses	$50,168	$34,593	$15,575		$77,627	$58,250	$19,377
Prior year reserve unfavorable (favorable) development	12,249	(2,656)	14,905		33,216	(4,207)	37,423
Underlying loss and LAE (1)	$85,708	$88,615	$(2,907)		$258,081	$232,350	$25,731
% of Gross earned premiums	24.9%	29.2%	(4.3	) pts	26.2%	26.6%	(0.4	) pts
% of Net earned premiums	44.4%	51.7%	(7.3	) pts	45.8%	45.8%	—
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019	2018	Change		2019	2018	Change
Policy acquisition costs	$61,849	$54,200	$7,649		$178,717	$153,716	$25,001
Operating and underwriting	12,167	10,976	1,191		33,577	28,976	4,601
General and administrative	19,105	15,358	3,747		53,488	51,326	2,162
Total Operating Expenses	$93,121	$80,534	$12,587		$265,782	$234,018	$31,764
% of Gross earned premiums	27.0%	26.5%	0.5	pts	26.9%	26.8%	0.1	pts
% of Net earned premiums	48.3%	47.0%	1.3	pts	47.1%	46.1%	1.0	pts

Reinsurance Costs as a Percentage of Earned Premium

Excluding the Company's business for which it cedes 100% of the risk of loss, reinsurance costs in the third quarter of 2019 were 42.3% of gross premiums earned, compared to 42.0% of gross premiums earned for the third quarter of 2018. The increase in this ratio was driven by the Company's quota share agreement that was renewed on June 1, 2019. The Company modified the terms of its quota share agreement in 2019 to include its subsidiary, Family Security Insurance Company, Inc. in addition to its subsidiary United Property & Casualty Insurance Company. Also, the ceding percentage increased from 20.0% in 2018 to 22.5% in 2019.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased 21.6% to $1.4 billion at September 30, 2019 from $1.1 billion at December 31, 2018. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 88.9% of total investments at September 30, 2019, compared to 90.6% at December 31, 2018. At September 30, 2019 our fixed maturity investments had a modified duration of 3.4 years, compared to 3.5 years at December 31, 2018.

Book Value Analysis

Book value per share decreased 1.4% from $12.10 at December 31, 2018, to $11.93 at September 30, 2019. Underlying book value per share decreased 5.7% from $12.31 at December 31, 2018 to $11.61 at September 30, 2019. A decrease in the Company's retained earnings as the result of a net loss in 2019 drove the decrease in our book value per share. This was partially offset by an increase in accumulated other comprehensive income (AOCI). As shown in the table below, removing the effect of AOCI further decreases our book value per share.

($ in thousands, except for share and per share data)	September 30,	December 31,
	2019	2018
Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$515,842	$520,230
Denominator:
Total Shares Outstanding	43,234,488	42,984,578
Book Value Per Common Share	$11.93	$12.10

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$515,842	$520,230
Less: Accumulated other comprehensive income (loss)	13,714	(9,030)
Stockholders' Equity, excluding AOCI	$502,128	$529,260
Denominator:
Total Shares Outstanding	43,234,488	42,984,578
Underlying Book Value Per Common Share(1)	$11.61	$12.31
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, which is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Net income excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio, net of tax, and unrealized gains (losses) on our equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of our operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    October 31, 2019 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to investors.upcinsurance.com (News & Market Data - Event Calendar) and click on the conference call link, or go to: https://78449.themediaframe.com/dataconf/productusers/unin/mediaframe/33028/indexl.html.

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:	The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, Florida, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Condensed Consolidated Statements of Comprehensive Income (Loss)
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUE:
Gross premiums written	$317,184	$295,935	$1,085,505	$960,214
Change in gross unearned premiums	27,499	8,021	(98,984)	(87,667)
Gross premiums earned	344,683	303,956	986,521	872,547
Ceded premiums earned	(151,763)	(132,626)	(422,475)	(365,011)
Net premiums earned	192,920	171,330	564,046	507,536
Net investment income	7,803	6,888	22,668	19,665
Net realized investment gains (losses)	18	(447)	186	(674)
Net unrealized gains on equity securities	2,609	6,109	15,519	5,046
Other revenue	4,248	3,772	12,276	11,280
Total revenues	$207,598	$187,652	$614,695	$542,853
EXPENSES:
Losses and loss adjustment expenses	148,125	120,552	368,924	286,393
Policy acquisition costs	61,849	54,200	178,717	153,716
Operating expenses	12,167	10,976	33,577	28,976
General and administrative expenses	19,105	15,358	53,488	51,326
Interest expense	2,443	2,455	7,379	7,371
Total expenses	243,689	203,541	642,085	527,782
Income (loss) before other income	(36,091)	(15,889)	(27,390)	15,071
Other income	17	19	44	106
Income (loss) before income taxes	(36,074)	(15,870)	(27,346)	15,177
Provision (benefit) for income taxes	(7,859)	(4,163)	(5,912)	3,815
Net income (loss)	$(28,215)	$(11,707)	$(21,434)	$11,362
Less: Net income attributable to noncontrolling interests	65	1	280	1
Net income (loss) attributable to UIHC	$(28,280)	$(11,708)	$(21,714)	$11,361
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	5,606	(3,354)	30,561	(30,706)
Reclassification adjustment for net realized investment losses (gains)	(18)	447	(186)	674
Income tax benefit (expense) related to items of other comprehensive income	(1,486)	699	(7,374)	7,110
Total comprehensive income (loss)	$(24,113)	$(13,915)	$1,567	$(11,560)
Less: Comprehensive income attributable to noncontrolling interests	101	1	537	1
Comprehensive income (loss) attributable to UIHC	$(24,214)	$(13,916)	$1,030	$(11,561)

Weighted average shares outstanding
Basic	42,795,414	42,677,893	42,750,710	42,636,515
Diluted	42,795,414	42,677,893	42,750,710	42,791,208

Earnings available to UIHC common stockholders per share
Basic	$(0.66)	$(0.27)	$(0.51)	$0.27
Diluted	$(0.66)	$(0.27)	$(0.51)	$0.27

Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Condensed Consolidated Balance Sheets
In thousands, except share amounts

	September 30, 2019	December 31, 2018
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$921,212	$862,345
Equity securities	104,629	80,978
Other investments	10,024	8,513
Total investments	$1,035,865	$951,836
Cash and cash equivalents	270,563	112,679
Restricted cash	74,849	71,441
Accrued investment income	6,037	6,017
Property and equipment, net	28,874	17,137
Premiums receivable, net	86,365	95,816
Reinsurance recoverable on paid and unpaid losses	648,372	625,998
Ceded unearned premiums	367,550	217,885
Goodwill	73,045	73,045
Deferred policy acquisition costs	115,158	105,582
Intangible assets	27,403	31,351
Other assets	20,590	12,641
Total Assets	$2,754,671	$2,321,428
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$824,147	$661,203
Unearned premiums	726,297	627,313
Reinsurance payable	321,994	175,272
Payments outstanding	56,761	56,534
Accounts payable and accrued expenses	79,201	71,048
Lease liability	356	—
Other liabilities	49,874	29,571
Notes payable	159,523	160,118
Total Liabilities	$2,218,153	$1,781,059
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,056,310 and 43,029,845 issued, respectively; 43,234,488 and 42,984,578 outstanding, respectively	4	4
Additional paid-in capital	391,433	389,141
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income (loss)	13,714	(9,030)
Retained earnings	111,122	140,546
Total stockholders' equity attributable to UIHC stockholders	$515,842	$520,230
Noncontrolling interests	20,676	20,139
Total Stockholders' Equity	$536,518	$540,369
Total Liabilities and Stockholders' Equity	$2,754,671	$2,321,428